CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT 10.1, AS INDICATED BY "***", PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT, AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

                      [logo of Urban Juice & Soda]
                   [letterhead of Urban Juice & Soda]


Bottling Agreement:

World Choice Bottling Corp.


1.     PERIOD AND TERM

       This Agreement between Urban Juice & Soda and World Choice Bottling commences on February 24, 1999 and extends for a period of three years, expiring on February 23, 2002. At the termination of this three year term, this contract between Urban Juice & Soda and World Choice Bottling may be renewed for a second term of three years, subject to the mutual Agreement of both Urban Juice & Soda and World Choice Bottling.

2.     VOLUME GUARANTEE

       Urban Juice & Soda agrees to produce a minimum of 1,600,000 cases during the three (3) year term of this Agreement. If, at the end of this (3) year Agreement, Urban Juice & Soda has not purchased the required number of cases, Urban Juice & Soda will pay $***/case for every case short of 1,600,000 cases.

3.     PACKAGE AND PRODUCTS

       This Agreement covers the following package and products produced in 12 oz. N.R. Flint Soda Glass in trays or Tab-Lock RSC cartons and 28 mm R.O.P.P. closures, with a full wrap-around paper label (dim: 8" x 3 1/4").

       Brand          Size                    Products    Case Pack
       ------------------------------------------------------------
       Jones Soda     12 oz. (355 ml)         16 SKUs     24 (bottles) per case
       Jones Soda     4 x 12 oz. (355 ml)     6 SKUs      6 (4-packs) per case

       Flavors, packages and/or SKUs may be changed or added at any time without notice from Urban Juice & Soda.

4.     QUALITY ASSURANCE PROCEDURES

       World Choice agrees to abide by all Standards and Procedures as set in the Urban Copacker Manual. World Choice will not be held liable, or be required to incur any additional production cost over and above industry standards, in complying with the Standards and Procedures as set out by Urban Juice & Soda. Inability to reasonably comply with all of Urban's Standards and Procedures may result in immediate termination of this Agreement and as such, World Choice will not be entitled to compensation as outlined in Section 2.

[logo of Urban Juice & Soda]


5.     SUPPLY AND MANAGEMENT OF INGREDIENTS AND PACKAGING MATERIALS

       World Choice Bottling will purchase all ingredients as listed in Schedule "A" (sweetener, acidulates, and preservatives) with the exclusion of Concentrates, and then calculate a per case price back (in addition to the $*** copack fee) to Urban based on the Jones Soda Formulations provided by Urban and with costs according to Schedule "A". The costs set forth in Schedule "A" may change with 30 days prior written notice and only as a direct result of a supplier price increase or decrease to World Choice Bottling.

       Urban Juice will supply required amounts of packaging materials for the manufacturing and packing of the products as set out in Schedule "A". World Choice Bottling will schedule delivery of packaging materials as required (with the exclusion of labels & concentrate) from the supply as ordered and/or purchased by Urban. Each material supplier will invoice Urban directly for all such materials.

       At the conclusion of each production run, World Choice Bottling will provide receipt documentation of all materials received and a full inventory of left-over materials. World Choice Bottling will be held responsible for all materials received to World Choice's Bottling facility in accordance with wastage allowances and costs as in Schedule "A".

6.     PACKAGING FEES

       World Choice Bottling will charge $*** CAD per case inclusive of water, labour and all incidental packaging materials (glue, stretch wrap, shrink-wrap, ink, etc.) for the manufacture of Jones Soda.

7.     LABEL CHANGES

       World Choice Bottling will allow one (1) extra label change (first label is not considered a change) per SKU at no extra charge. Urban Juice & Soda will pay $*** for every change on the same SKU thereafter.

8.     MINIMUM RUNS

       Urban Juice & Soda agrees to schedule minimum total production runs of 20,000 total cases. In addition, the minimum run per package (single serve or 4-packs) must be no less than 15,000 cases.

9.     ADDITIONAL LABOUR COSTS

       In the event that 4-packs must be erected by hand, Urban Juice & Soda agrees to pay (for 4-pack production only) either $***/cs or World Choice labour cost, whichever is less.

[logo of Urban Juice & Soda]

10.    WAREHOUSING STORAGE AND HANDLING (RAW MATERIALS/FINISHED GOODS)

       World Choice Bottling will store all required raw materials to a maximum of 2000 square feet at no additional cost to Urban Juice &
       Soda Co. In addition, World Choice will store all Jones Soda finished product produced at World Choice for a flat fee of $***/case including all storage and handling. Urban Juice & Soda will pay an additional order picking charge of $***/case for shipments other than 60 cases (1 pallet) per flavor. Urban Juice & Soda will require storage space for a maximum of 75,000 cases stacked two pallets high (or approximately 11,000 square feet) at any given time. Urban Juice & Soda will also have right of first refusal to any space available in addition to the allowed maximum. If at any such time during the course of this Agreement World Choice does not have sufficient space to store product produced at its own facility under the allowed maximum, arrangements may be made by World Choice to store the extra product, at World Choice's cost, at an outside facility with prior written approval by Urban Juice & Soda. Conversely, the same such arrangements will be the responsibility of Urban Juice & Soda if there is not sufficient space to store any product produced at World Choice over the allowed maximum.

11.    INSURANCE

       World Choice Bottling will maintain product liability insurance of CDN $10,000,000 for all Urban Juice & Soda products produced at World Choice Bottling.

12.    VOLUME DISCOUNT

       The following earned credit program is based on annual case volumes and is discounted off aggregate Packaging Fees. During the course of this agreement, the Annual Volume for the previous year will be calculated and immediately payable to Urban Juice & Soda upon completion of World Choice Bottling annual independent audit, but not later than February 15. Should audit completion occur after February 15, the Volume Discount shall be subject to verification and correction by said audit.

       Annual Volume                Discount
       -------------------------------------
       200,000 - 500,000 cases      $***/case
       500,000 - 1,000,000 cases    $***/case
       > 1,000,000 cases            $***/case

13.    EQUIPMENT

       World Choice will purchase and install equipment to facilitate the following: receipt of glass bottles in bulk configuration, form trays 3-1/4" in height), and shrink-wrap the finished product. In addition, World Choice is receptive to further negotiation for any additional equipment that may be required.

14. ASSIGNMENT

    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party shall assign this Agreement without the prior written consent of the other party, assign to anyone including a subsidiary or affiliate, or such party's rights, but not obligations, to any lender of such party. Subject to obtaining the written consent of World Choice, Urban Juice & Soda agrees that in the event Urban Juice & Soda conveys the bulk of its business to a third party (whether pursuant to an asset sale, stock sale or otherwise) during the term of this Agreement, Urban Juice & Soda shall cause the purchaser of such assets, stock or otherwise, as the case may be, to assume the obligations of Urban Juice & Soda under this Agreement.

15. TERMS

    Net 30 days from the final date of finished goods production. In the event that any monetary obligations of any nature owed by the Company to World Choice hereunder are not paid by the Company when due, the Company shall, in addition to the unpaid monetary obligations, pay to World Choice hereunder interest on such unpaid amount at a rate equal to ***(***%) per cent per annum in excess of the prime interest rate charged by The Royal Bank of Canada at Vancouver, British Columbia until such monies are totally paid. In addition, after thirty (30) days from the due date of any unpaid monetary obligations by the Company, World Choice may withhold shipments of any kind until all invoices are paid current, or unless it has been mutually agreed upon to extend. Further, after sixty (60) days from the due date of any unpaid monetary obligations by the Company, World Choice as a partial recourse may sell or otherwise dispose of any Ingredients, Packaging and Products in the ordinary course of business but must express, in writing to Urban Juice & Soda, its intentions to exercise that recourse thirty (30) days prior to such action.

16. ARBITRATION

    World Choice Bottling and Urban Juice & Soda agree to use their best efforts to settle any controversy, dispute or claim arising out of or in connection with this Agreement quickly, amicably and in the most cost effective manner. Each party agrees before taking any other action to notify the other party in writing of any dispute or claim arising out of or relating to this Agreement. The parties agree to use their best efforts to communicate with each other to attempt to resolve the dispute or claim. If the dispute or claim has not been resolved within 30 days after receipt of written notification of the dispute or claim, the parties then agree to submit the matter to arbitration, in accordance with the provisions of the Commercial Arbitration Act of British Columbia. Arbitration shall be before a single arbitrator. If the parties cannot agree on a single arbitrator, then the arbitrator shall be appointed by a Justice of the Supreme Court of British Columbia. The decision of the arbitrator shall be final and binding upon the parties.

    This agreement is governed by the laws of British Columbia, Canada. The undersigned hereby agree that jurisdiction and venue for any litigation arising out of this Agreement shall be in Vancouver, British Columbia, Canada. In the event of such litigation the prevailing party shall be entitled to its reasonable attorney's fees and costs of suit.

17. FORCE MAJEURE

    Neither party shall be held liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control including, but not limited to, acts of God, fire, storm, flood, explosion, equipment failure (other than failure due to negligence on behalf of World Choice), strike, lockout or other industrial disturbance, act of public enemy, war, riot, laws, rules and regulations or orders of any duly constituted government authority, or non-availability of materials or transportation (each an "Intervening Event"). Each party shall take all reasonable steps to eliminate any Intervening Event and will perform all its obligations under this Agreement as far as practicable, but nothing herein will require either party to complete its obligations under this Agreement if the Intervening Event renders completion impossible. The inability of World Choice to produce Jones Soda for a period of more than 30 days due to any Intervening Event, including those due to negligence, may result in the immediate termination of this Agreement and as such, World Choice will not be entitled to compensation as outlined in Section 2.

18. AGREEMENT

    This Agreement contains the entire understanding between the parties with respect to the subject matter hereof, superseding all prior written or oral understandings or agreements. This Agreement may only be amended in writing, signed by both parties.

    Accepted and Approved:                       Sincerely,
    WORLD CHOICE BOTTLING CO.                    URBAN JOICE & SODA CO.


    By: /s/ Brian Hart                           /s/ Jennifer Cue
        -----------------------------            Jennifer Cue,
        Brian Hart                               Chief Financial Officer

    Title: Vice President
           --------------------------            /s/ Paul Weinstein
                                                 Paul Weinstein,
                                                 Operations Manager
    Date: February 26, 1999
          ---------------------------

                                 SCHEDULE "A"

                   LIST OF INGREDIENTS, PACKAGING MATERIALS,
                          WASTE ALLOWANCE AND PRICES

ITEM                          PRICE (Cdn)                      LOSS ALLOWANCE
-----------------------------------------------------------------------------------
INGREDIENTS (PURCHASED BY WORLD CHOICE)

Fructose "55"                 $***/kg                                 3.0%

Citric Acid                   $***/kg                                 3.0%

Malic Acid                    $***/kg                                 3.0%

Phosphoric Acid               $***/kg                                 3.0%

Sodium Benzoate               $***/kg                                 3.0%

Potassium Sorbate             $***/kg                                 3.0%

CO2                           $***/kg                                 3.0%

PACKAGING MATERIALS & CONCENTRATES (PURCHASED BY URBAN JUICE & SODA)

Concentrate                   ***                                     3.0%

Color & Caffeine              ***                                     3.0%

Bottles (12 oz.)              $***/gross                              2.0%

Labels                        $***/1000                               2.0%

Closures (R.O.P.P.)           $***/1000                               1.0%

Trays                         $***/1000                               1.0%

Pallets                       $*** each                               0.0%

          **Loss allowance factors may be changed by mutual consent.**